CHINA CLEAN ENERGY INC.
Jiangyin Industrial Zone, Jiangyin Town
Fuqing City, Fujian Province
People’s Republic of China

January 7, 2011

Dr. Constantine Konstans
3904 Gettysburg Circle
Plano, Texas 75023

Re: Offer of Board Position

Dear Dr. Konstans:

We are pleased to offer you a position as a member of the board of directors of China Clean Energy Inc. (the “Company”).

Term of Service:  January 7, 2011 through December 31, 2011 or until your successor is duly elected and qualified, whichever is later (the “Termination Date”); provided, however, that this letter agreement and the obligations of the Company hereunder shall automatically terminate and be of no further force and effect if you resign or are removed prior to the Termination Date.

Fees:  Fees for board and committee service shall be paid in United States dollars (USD) and in cash, comprised of three parts: (i) an annual retainer for service as a member of the board of directors; (ii) an annual retainer for service on the compensation committee and the nominating and corporate governance committee; and (iii) a meeting attendance fee.  Fees will be wire transferred to designated accounts.

Annual Retainer for Board Service: As a retainer for board related services to be performed, you will be entitled to receive $20,000 (twenty thousand dollars) per year, paid in four (4) equal installments, in advance of and by the first day of each calendar quarter.

Annual Retainer for Compensation Committee and Nominating and Corporate Governance Committee Service: As a retainer for service on the compensation committee and the nominating and corporate governance committee, you will be entitled to receive an aggregate of $5,000 (five thousand dollars) per year, paid in four (4) equal installments, in advance of and by the first day of each calendar quarter.

Meeting Attendance Fee:  For participation in full board meetings and board committee meetings, will be paid according to the following schedule:

Conference Call meetings - $1,000 (one thousand dollars) per meeting. Reasonable efforts will be made to combine committee business with board business when the same agenda is to be acted upon in the same day and it is appropriate to do so (example: when the sole agenda topic of the board meeting is to approve actions of the compensation committee at a previous meeting occurring the same day)

Offer of Board Position, Page 2
January 7, 2011

In-person (“face-to-face”) meetings in the PRC – an aggregate of $5,000 (five thousand dollars) for a series of meetings (including board and committee meetings) to occur in five (5) consecutive days (excluding Sunday).  You agree to attend at least one such series of face-to-face meetings in the PRC, to be held over a period of up to five (5) consecutive days (excluding Sunday), which shall be held in March or such other time as the board deems appropriate, for the purpose of approving prior year business, including financial statements, and approving appropriate filings with the U.S. Securities and Exchange Commission (the “SEC”), and which shall include meetings of all functioning board committees on which you are then serving, and the full board.  In the exercise of your fiduciary duties, it may be necessary to attend additional face-to-face meetings in the PRC.

Face-to-face meetings in the U.S. and other PRC meetings – $1,000 per day of meetings (including board and committee meetings) and $1,000 per day that you are reasonably required to travel to or from such series of meetings, up to two travel days per series of meetings.

All meetings will be subject to the reimbursement schedule set forth herein, and the total aggregate compensation for meeting participation will not be limited, except as set forth above.

Stock Options: As a director, you will also receive an option to purchase 120,000 shares of the Company’s common stock, which option will vest in accordance with the following schedule: 1/12 of the shares subject to the option shall vest on the date of grant, and 1/12 of the shares subject to the option will vest on the first day of each calendar quarter thereafter beginning on April 1, 2011, with the option being 100% vested on October 1, 2013, subject to you continuing to serve as a director of the Company through each such date.  Such option will be granted pursuant to, and subject to the terms of, the China Clean Energy Inc. 2011 Long-Term Incentive Plan (the “Plan”).  The price for such options will be contained in a separate agreement.

Expense Reimbursement:  All reasonable and properly documented expenses related to meeting participation will be fully reimbursed.  This includes business class airfare, round trip, from any city in the U.S. to a designated city in the PRC.  Travel in the U.S. will be in coach or economy class.  Expenses will be payable reasonably promptly upon presentation to the Company.

Current Events / Continuing Education Reimbursement:  The Company expects you to stay abreast of current/anticipated changes in rules and regulations which may affect the Company.  Therefore, the Company encourages you to attend seminars and continuing education classes in your area of responsibility, and will reimburse you for expenses reasonably incurred to attend such forums, provided such expenses are approved in advance by the Chairman of the Company’s board or the Company’s Chief Financial Officer.  Such expenses will be shared equally with all other companies on whose board you serve in a relevant capacity.

You agree to make every effort to attend appropriate continuing education on a local basis and avoid travel outside your home city if possible.

Offer of Board Position, Page 3
January 7, 2011

We look forward to you joining the Company’s board of directors.  We anticipate exciting times ahead filled with many challenges and opportunities.  We are confident that you will make significant contributions to the Company’s future success.

Very truly yours,

/s/ Tai-ming Ou

Tai-ming Ou
Chairman of the Board of Directors
China Clean Energy Inc.

Agreed to and accepted by the undersigned
the 7th day of January, 2011

/s/ Constantine Konstans
Constantine Konstans